Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Net Lease Office Properties

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares of Beneficial Interest, $0.001 par value per share	Rules 457(c) and 457(h)	750,000	(1)	$19.00	(2)	$14,250,000.00	$147.60 per $1,000,000	$2,103.30
Total Offering Amounts							$14,250,000.00		—
Total Fee Offsets									—
Net Fee Due									$2,103.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common shares of beneficial interest, $0.001 par value per share (the “Common Shares”), that become issuable under the Net Lease Office Properties and NLO OP LLC 2023 Incentive Award Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the outstanding number of Common Shares. To the extent that any shares covered by an award under the Plan are forfeited, canceled or expire, such shares will be available for issuance under the Plan.

(2)	Calculated pursuant to Rules 457(c) and (h) of the Securities Act, based upon the average of the high and low sales prices of the Common Shares in the “when-issued” trading market, as reported on the New York Stock Exchange on October 30, 2023.